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                                                                    Exhibit 99.1
(ILLUMINA LOGO)
                                                         Illumina, Inc
                                                         NR200427

Contacts:    Jay Flatley                                 Timothy Kish
             President & CEO                             Chief Financial Officer
             1.858.202.4501                              1.858.202.4508
             jflatley@illumina.com                       tkish@illumina.com


        ILLUMINA COMPLETES SALE OF SAN DIEGO FACILITIES FOR $42 MILLION
                AND ENTERS INTO LONG-TERM LEASEBACK ARRANGEMENT

             SALE WILL PROVIDE NET PROCEEDS IN EXCESS OF $15 MILLION

SAN DIEGO, CALIFORNIA, August 19, 2004 -- Illumina, Inc. (NASDAQ: ILMN) announced today that it has completed the sale of its San Diego facilities, consisting of several buildings and an undeveloped tract of land, and has entered into an initial 10 year lease of these facilities. Sale proceeds were $42 million. After payoff of a mortgage on the property and related transaction expenses, the Company will receive net proceeds from the sale in excess of $15 million.

"We originally purchased this property to ensure that we had ample building space on one campus to accommodate the development and manufacturing of our products" stated Jay Flatley, Illumina President and CEO. "Our manufacturing and product development processes have become so efficient, we no longer require the extra building capacity, allowing us to convert these efficiencies into $15 million of additional cash without dilution to shareholders," added Flatley.

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray(TM) technology -- now used in leading genomics centers around the world -- provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina's litigation with Affymetrix, market acceptance of Illumina's BeadArray-based products, Illumina's ability to fully develop and commercialize its BeadArray technologies, the Company's ability to successfully commercialize its integrated BeadLab and BeadStation systems for high-throughput genetic analysis, to continue to attract and retain customers in its services and oligonucleotide synthesis operations, to fully develop its BeadArray technologies, to develop and deploy new gene expression profiling and proteomics applications for its platform technology, to manufacture robust Sentrix(R) arrays and Oligator(R) oligonucleotides, and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.


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